Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191684 and 333- 208589 on Form S-8, and Registration Statement No. 333-206876 on Form S-3 of our reports dated February 23, 2017, relating to the financial statements of Synergy Resources Corporation, and the effectiveness of Synergy Resources Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Synergy Resources Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 23, 2017